       1 EXHIBIT 10.7

                       PURCHASE AND SALE
                            AGREEMENT
                               FOR
                      THE PALMS OF PEMBROKE

                              INDEX

Section                                                      Page


1.   PROPERTY BEING SOLD . . . . . . . . . . . . . . . . . . .  1
     1.1  Real Property. . . . . . . . . . . . . . . . . . . .  1
     1.2  Personal Property. . . . . . . . . . . . . . . . . .  1
     1.3  Leases . . . . . . . . . . . . . . . . . . . . . . .  2
     1.4  Right to Name. . . . . . . . . . . . . . . . . . . .  2

2.   PURCHASE PRICE AND MANNER OF PAYMENT. . . . . . . . . . .  2
     2.1  Purchase Price . . . . . . . . . . . . . . . . . . .  2
     2.2  Manner of Payment. . . . . . . . . . . . . . . . . .  2
          2.2.1     Deposit. . . . . . . . . . . . . . . . . .  2
          2.2.2     Cash Balances. . . . . . . . . . . . . . .  3
     2.3  Allocation . . . . . . . . . . . . . . . . . . . . .  3

3.   TITLE . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  3
     4.1  Maintenance. . . . . . . . . . . . . . . . . . . . .  3
     4.2  Alterations. . . . . . . . . . . . . . . . . . . . .  3
     4.3  Lease. . . . . . . . . . . . . . . . . . . . . . . .  3
     4.4  Security Deposits. . . . . . . . . . . . . . . . . .  4
     4.5  Leasing Activity Reports . . . . . . . . . . . . . .  4
     4.6  Notice to Buyer. . . . . . . . . . . . . . . . . . .  4
     4.7  Update Rent Roll . . . . . . . . . . . . . . . . . .  4
     4.8  Comply with Lease. . . . . . . . . . . . . . . . . .  4
     4.9  No New Agreement . . . . . . . . . . . . . . . . . .  5
     4.10 Tax Disputes . . . . . . . . . . . . . . . . . . . .  5
     4.11 Employees. . . . . . . . . . . . . . . . . . . . . .  5

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  5
     5.1  Seller's Authority For Binding Agreement . . . . . .  5
     5.2  Employment on "At-Will" Basis. . . . . . . . . . . .  6
     5.3  Service Contracts. . . . . . . . . . . . . . . . . .  6
     5.4  Condemnation . . . . . . . . . . . . . . . . . . . .  6
     5.5  No Lawsuits. . . . . . . . . . . . . . . . . . . . .  6
     5.6  No Tax Assessments . . . . . . . . . . . . . . . . .  6
     5.7  Premises Leases. . . . . . . . . . . . . . . . . . .  6
     5.8  Compliance with Law. . . . . . . . . . . . . . . . .  8
     5.9  Insurance. . . . . . . . . . . . . . . . . . . . . .  9
     5.10 Current Use is Unrestricted. . . . . . . . . . . . .  9
     5.11 Leasing Commissions. . . . . . . . . . . . . . . . .  9
     5.12 All Adequate Utilities . . . . . . . . . . . . . . .  9
     5.13 All Permits, Approvals and Certificates. . . . . . .  9
     5.14 Good Title to Property . . . . . . . . . . . . . . . 10
     5.15 All Taxes and Assessments Paid . . . . . . . . . . . 10
     5.16 FIRPTA . . . . . . . . . . . . . . . . . . . . . . . 10
     5.17 Intentionally omitted. . . . . . . . . . . . . . . . 10
     5.18 Mechanic's Liens . . . . . . . . . . . . . . . . . . 10
     5.19 Inventory Schedule . . . . . . . . . . . . . . . . . 10
     5.20 Correct Copies of Documents. . . . . . . . . . . . . 10

6.   POSSESSION. . . . . . . . . . . . . . . . . . . . . . . . 11

       2 EXHIBIT 10.7

7.   BUYER'S INSPECTION AND APPROVAL . . . . . . . . . . . . . 11
     7.1  Title Binder . . . . . . . . . . . . . . . . . . . . 11
     7.2  Survey . . . . . . . . . . . . . . . . . . . . . . . 12
     7.3  Physical and Financial Inspection. . . . . . . . . . 12
          7.3.1     Leases . . . . . . . . . . . . . . . . . . 13
          7.3.2     Contracts, Licenses, Documents . . . . . . 13
          7.3.3     Utility Costs. . . . . . . . . . . . . . . 13
          7.3.4     Schedule of Inventory. . . . . . . . . . . 13
          7.3.5     Three Year's Maintenance Expenses. . . . . 13
          7.3.6     Two Years' Tax Bills . . . . . . . . . . . 13
          7.3.7     Three Years' Operating Statements. . . . . 13
          7.3.8     Schedule of Violations . . . . . . . . . . 14
          7.3.9     Schedule of Notices. . . . . . . . . . . . 14
          7.3.10  Schedule of Required Improvements. . . . . . 14
          7.3.11  Schedule of Replacements and Repairs . . . . 14
          7.3.12   Zoning, Site Plan, Subdivision Plan or
               Plat. . . . . . . . . . . . . . . . . . . . . . 14
          7.3.13   Planned Developments. . . . . . . . . . . . 14
          7.3.14  Takings or Changes . . . . . . . . . . . . . 14
          7.3.15   Tax Assessments, Appeals and Increases. . . 14
          7.3.16   Litigation. . . . . . . . . . . . . . . . . 15
          7.3.17   Insurance Policies. . . . . . . . . . . . . 15
          7.3.18   Schedule of Employees . . . . . . . . . . . 15
          7.3.19    Crime History Report . . . . . . . . . . . 15
     7.4  Intentionally omitted. . . . . . . . . . . . . . . . 15
     7.5  Buyer's Indemnity for Inspection . . . . . . . . . . 15
     7.6  Termination of Agreement . . . . . . . . . . . . . . 15

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . 15

9.   FIRE OR OTHER CASUALTY. . . . . . . . . . . . . . . . . . 16
     9.1  Maintain Insurance . . . . . . . . . . . . . . . . . 16
     9.2  Minimal Damage . . . . . . . . . . . . . . . . . . . 16
     9.3  Substantial Damage . . . . . . . . . . . . . . . . . 16
     9.4  Closing After Substantial Damage . . . . . . . . . . 16
     9.5  Rent Insurance . . . . . . . . . . . . . . . . . . . 17

10.  CONDEMNATION. . . . . . . . . . . . . . . . . . . . . . . 17

11.  EXPENSE ALLOCATIONS . . . . . . . . . . . . . . . . . . . 17

12.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 18
     12.1 Time and Date and Place. . . . . . . . . . . . . . . 18
     12.2 Documents. . . . . . . . . . . . . . . . . . . . . . 18
          12.2.1    Seller's Documents and Other Items . . . . 18
               12.2.1.1  Deed. . . . . . . . . . . . . . . . . 18
               12.2.1.2  Bill of Sale. . . . . . . . . . . . . 18
               12.2.1.3  Original Leases . . . . . . . . . . . 18
               12.2.1.4  Original Licenses, Contract
                    Documents and Other
                         Personal Property . . . . . . . . . . 18
               12.2.1.5  Assignment of Leases. . . . . . . . . 18
               12.2.1.6  FIRPTA Certificates . . . . . . . . . 18
               12.2.1.7  Tenant Letter . . . . . . . . . . . . 18
               12.2.1.8  Intentionally omitted . . . . . . . . 19
               12.2.1.9  Title Insurance Certificates. . . . . 19
               12.2.1.10 Updated Rent Schedule . . . . . . . . 19
               12.2.1.11 Seller Certificate. . . . . . . . . . 19
               12.2.1.12 Organization Certifications . . . . . 19
               12.2.1.13 Keys. . . . . . . . . . . . . . . . . 19
               12.2.1.14 Tax Bills . . . . . . . . . . . . . . 19
               12.2.1.15 Tax Reduction Rights. . . . . . . . . 19
               12.2.1.16 Seller's General Partner's Change
                    of Name. . . . . . . . . . . . . . . . . . 19

       3 EXHIBIT 10.7

               12.2.1.17 Intentionally omitted . . . . . . . . 19
               12.2.1.18 Intentionally omitted . . . . . . . . 20
               12.2.1.19 Assignment of Intangible Personal
                    Property . . . . . . . . . . . . . . . . . 20
          12.2.2    Buyer's Documents. . . . . . . . . . . . . 20
               12.2.2.1  Balance of Purchase Price . . . . . . 20
               12.2.2.2  Intentionally omitted . . . . . . . . 20
               12.2.2.3  Secretary's Certificate . . . . . . . 20
               12.2.2.4  Security Deposit Receipt. . . . . . . 20
          12.2.3    Title Insurance. . . . . . . . . . . . . . 20
          12.2.4    Necessary Documents. . . . . . . . . . . . 20

13.  DEFAULT REMEDIES. . . . . . . . . . . . . . . . . . . . . 20
     13.1 Seller's Default . . . . . . . . . . . . . . . . . . 20
     13.2 Damages for Seller's Default . . . . . . . . . . . . 21
     13.3 Liquidated Damages for Buyer's Default . . . . . . . 21

14.  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . 21
     14.1 Correctness of Warranties and Representations.   . . 21
     14.2 Compliance with Terms and Conditions . . . . . . . . 21
     14.3 Buyer's Satisfaction with Inspection . . . . . . . . 22

15.  PRORATIONS. . . . . . . . . . . . . . . . . . . . . . . . 22
     15.1 Operating Expenses . . . . . . . . . . . . . . . . . 22
          15.1.1    Rents. . . . . . . . . . . . . . . . . . . 22
          15.1.2    Taxes. . . . . . . . . . . . . . . . . . . 22
          15.1.3    Intentionally omitted. . . . . . . . . . . 22
          15.1.4    Water, Sewer and Other Utility Charges.. . 22
          15.1.5    Assigned Contracts.. . . . . . . . . . . . 23
          15.1.6    Gas. . . . . . . . . . . . . . . . . . . . 23
          15.1.7    Security Deposits. . . . . . . . . . . . . 23
     15.2 Assessments. . . . . . . . . . . . . . . . . . . . . 23
     15.3 Application of Prorations. . . . . . . . . . . . . . 23
     15.4 Schedule of Prorations . . . . . . . . . . . . . . . 23
     15.5 Readjustments. . . . . . . . . . . . . . . . . . . . 23

16.  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . 23

17.  ESCROW AGENT. . . . . . . . . . . . . . . . . . . . . . . 24
     17.1 Payment to Seller. . . . . . . . . . . . . . . . . . 24
     17.2 Notice of Dispute. . . . . . . . . . . . . . . . . . 24
     17.3 Escrow Subject to Dispute. . . . . . . . . . . . . . 24
     17.4 Escrow Agents Rights and Liabilities . . . . . . . . 24

18.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . 25
     18.1 Notices. . . . . . . . . . . . . . . . . . . . . . . 25
     18.2 Binding Effect . . . . . . . . . . . . . . . . . . . 26
     18.3 Entire Agreement.. . . . . . . . . . . . . . . . . . 26
     18.4 Governing Law. . . . . . . . . . . . . . . . . . . . 26
     18.5 No Recording . . . . . . . . . . . . . . . . . . . . 26
     18.6 Tender . . . . . . . . . . . . . . . . . . . . . . . 26
     18.7 Execution in Counterparts. . . . . . . . . . . . . . 27
     18.8 Further Instruments. . . . . . . . . . . . . . . . . 27
     18.9 Time . . . . . . . . . . . . . . . . . . . . . . . . 27
     18.10     Assignment of Agreement . . . . . . . . . . . . 27
     18.11     Effective Date. . . . . . . . . . . . . . . . . 27
     18.12     Time for Acceptance . . . . . . . . . . . . . . 27
     18.13     Trustee Exculpation . . . . . . . . . . . . . . 28
     18.14     Enforcement Costs . . . . . . . . . . . . . . . 28
     18.15     Jurisdiction and Venue. . . . . . . . . . . . . 28
     18.16     Radon Gas . . . . . . . . . . . . . . . . . . . 28

       4 EXHIBIT 10.7

                  Exhibits to Agreement of Sale


"A"  -    Legal Description
"B"  -    Schedule of Inventory
"C"  -    Permitted Encumbrances
"D"  -    Rent Roll
"E"  -    Lease Form
"F"  -    Rental Rates
"G"  -    Service Contracts
"H"  -    Intentionally Omitted
"I"  -    Intentionally Omitted
"J"  -    Tenant Letter

       5 EXHIBIT 10.7

                   PURCHASE AND SALE AGREEMENT


     AGREEMENT OF SALE made this 9th day of May of 1994, between ROBERT G. ROGERS AND JONATHAN B. WELLER, AS TRUSTEES, and on behalf of all other Trustees of the Pennsylvania Real Estate Investment Trust, pursuant to the Trust Agreement last amended and restated as of December 16, 1987 and recorded in the Office of the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, Page 1463, designated as Pennsylvania Real Estate Investment Trust, having its principal office at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034 ("Buyer"), and PEMBROKE ASSOCIATES LIMITED PARTNERSHIP, a Wisconsin limited partnership authorized to transact business in Florida as PEMBROKE ASSOCIATES LIMITED PARTNERSHIP OF WISCONSIN, having its principal office at 902 Clint Moore Road, Suite 104, Boca Raton, FL 33487 ("Seller").

                           BACKGROUND

     The Background of this Agreement is as follows:

     A.   Seller is the owner of a certain parcel of land at 9450
Palm Circle North, Pembroke Pines, Florida 33025, as legally described on Exhibit "A" attached hereto together with the improvements erected thereon, known as The Palms of Pembroke; and

     B. The Seller desires to sell to Buyer and Buyer desires to purchase from the Seller the property referred to in this Agreement upon the terms and conditions set forth herein.

                      TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to he legally bound hereby, as follows:

     1.   PROPERTY BEING SOLD.

          Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined),

          1.1 Real Property. Fee simple interest in the tract of land of approximately 24.5 acres described on Exhibit "A" with all buildings and improvement thereon, and easements, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter referred to as the "Premises"); and

          1.2 Personal Property. All equipment, fixtures, machinery and personalty of every description attached to or used exclusively in connection with the Premises (and not owned by tenants under leases of the Premises), including, without limitation, those (a) listed on the Schedule of Inventory attached hereto as Exhibit "B" (the "Tangible Personal Property"), (b) all service, equipment, supply and maintenance contracts with respect to or affecting the Premises ("Service Contracts") which Buyer elects to assume, (c) all contract rights, guaranties and warranties of any nature, and all architect, engineer, surveyor or other real estate professional plans, specifications, certification, contracts, reports, audits,

       6 EXHIBIT 10.7

data or other technical descriptions ("Contract Documents"), (d) to the extent assignable all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises ("Licenses"), (e) all escrow accounts, deposits (other than deposits made by Seller with utility service companies and similar service companies), (f) all computers and computer software programs located on or used exclusively in connection with the Premises, and data, promotional materials and business records pertaining to the Premises, but excluding the right to the property management software and the Certiflex accounting software (g) all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises, and (h) all other personal property owned by the Seller and exclusively used in connection with the ownership, operation and maintenance of the Premises and other property related to the Premises, (all of the foregoing collectively referred to as "Personal Property"); and

          1.3 Leases. All leases, licenses (to the extent transferable) and other occupancy agreements for any part of the Premises, and all prepaid rent and unapplied security deposits, as of the Adjustment Date (the "Leases").

          1.4 Right to Name. Any right, title and interest of Seller in and to the name "The Palms of Pembroke" and the right to all printing styles, trademarks and logos ("Name").

The Premises, Personal Property, Leases and Name are sometimes herein referred to as "Property."

     2.   PURCHASE PRICE AND MANNER OF PAYMENT.

          2.1 Purchase Price. Buyer shall pay the sum of Twenty Million Seven Hundred Forty-Six Thousand Five Hundred Dollars ($20,746,500) (hereinafter referred to as the "Purchase Price") subject to adjustment as provided in this Agreement, including, without limitation, the Expenses set forth in Section 11.

          2.2 Manner of Payment. The Purchase Price shall be paid in the following manner:

               2.2.1 Deposit. By delivery, contemporaneously with the signing of this Agreement, of Buyer's good check in the amount of $50,000 to Cohen, Shapiro, Polisher, Shiekman and Cohen (hereinafter referred to as "Escrow Agent" or "Escrowee"). This sum and all other sums paid by Buyer to the Escrow Agent under this Agreement, together with all interest therein, (hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a federally insured money market account at an institution to be designated by Buyer until termination or consummation of this Agreement. Unless Buyer exercises its right to cancel this Agreement, upon the earlier of (a) the expiration of the Inspection Period or (b) waiver by Buyer of its rights to object to the condition of the matters subject to inspection under
Section 7, Buyer shall pay an additional $150,000 to the Escrow Agent to be added to the Deposit upon the expiration of the Inspection Period.

       7 EXHIBIT 10.7

               2.2.2     Cash Balances.  The balance by delivery
to the Seller on the Closing Date by wire transfers of federal funds in the amount of $20,546,500, subject to adjustment as herein provided.

          2.3 Allocation. The purchase price shall be allocated as follows: (a) $20,346,500 shall be allocated to the Premises, and (b) $400,000 to Personal Property.

     3. TITLE. On the Closing Date Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants restrictions, and objections to title ("Permitted Exceptions") listed on Exhibit "C" and in the Title Binder (defined below), unless identified by Buyer to Seller as Title Objections (defined below) and Seller has agreed to remove them, and subject to the rights of tenants listed on the rent roll attached hereto as Exhibit "D", and tenants under new leases permitted under the terms of this Agreement, which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy"), and shall, to the extent available, permit mortgage insurance to issue at simultaneous issue rates. Seller and Buyer consent to use Chicago Title Insurance Company as the Title Company, through its issuing agent, the law firm of Shutts & Bowen of West Palm Beach, Florida.

     4. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants, it shall:

          4.1 Maintenance. At all times prior to the Closing Date, maintain the Property in good condition and repair, reasonable wear and tear excepted; clean roof, paint building exteriors and restore ancillary landscaping of the buildings which have not been painted within the previous 24 months in the same fashion as performed for buildings painted within such period and, in accordance with the same schedule currently being following by Seller (accordingly, 4 buildings will not be painted and their landscape will not be restored prior to the Closing
Date); operate the Property with the same management practices and leasing standards as currently maintained; and, pay in the normal course of business sums due for work, materials or service furnished or otherwise incurred in the ownership and operation of the Property prior to Closing.

          4.2 Alterations. Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by tenants pursuant to the right to do so under their leases or by Seller if required under any lease or those made in the ordinary course of business.

          4.3 Lease. Except in the case of entering into new Leases where Seller uses the form of lease attached hereto as Exhibit "E" ("Lease Form") with rents at a rate no less than those set forth in the attached Exhibit "F" ("Rental Rates"), not enter into any new lease, nor amend, modify or, except in the event of a material default by the tenant thereunder, terminate any existing Lease, except in the ordinary course of business, without Buyer's consent. Seller may renew existing Leases at the rates set forth in "Exhibit F-1".

       8 EXHIBIT 10.7

          4.4 Security Deposits. Not apply any tenant's security deposit to the discharge of such tenant's obligations, except in the event Seller terminates such tenant's lease as a result of a material default by such tenant under its lease.

          4.5  Leasing Activity Reports.  Notify Buyer each
Monday of the prior week's (i) number of vacant units, (ii) number of rental applications with deposit, and (iii) number of notices for move out.

          4.6 Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following:

               (i) a fire or other casualty causing damage to the Property;

               (ii) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Property;

               (iii)     receipt of a notice from any
governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property or any real property adjacent to the Property or setting forth any requirements with respect thereto;

               (iv) receipt or delivery of any default for which the lease can be terminated or termination notice or claim of offset or defense to the payment of rent from any tenant of all or any portion of the Property;

               (v) receipt of any notice of default from the holder of any lien or security interest in the Property or any portion thereof which could affect Seller's ability to complete its obligations under this Agreement or Buyer's rights under this Agreement;

               (vi) notice of any actual or threatened litigation affecting or relating to the Property;

               (vii)     the commencement of any strike,
lock-out, boycott or other organized labor trouble effecting the Property; or

          4.7 Update Rent Roll. Every thirty (30) days hereafter and at the Closing Date, provide Buyer with an update of the rent roll as of one day prior thereto.

          4.8 Comply with Lease. Perform all obligations of the landlord with respect to tenants in possession under the Leases as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, and to the extent required by law, maintain all security deposits held under all Leases for all or any part of the Premises by posting a bond in compliance with Florida law.

          4.9 No New Agreement. Except for agreements which can be terminated on not more than 30 days' notice and the execution of Leases permitted pursuant to Section 4.3 hereof, not enter into or renew any other agreements which affect the Property or the transactions contemplated by this Agreement without the prior written consent of Buyer; and, not permit the creation of any liability which shall bind Buyer, or the Premises after Closing, other than real estate taxes, special assessments or utility charges and other liabilities permitted under this Agreement.

       9 EXHIBIT 10.7

          4.10 Tax Disputes. Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing and Seller will not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Buyer's participation and prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year less the fees and disbursements in connection with such proceedings ("Costs of Proceedings"), shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement. The Costs of Proceedings shall be reimbursed to Buyer and Seller upon delivery of actual paid receipts, itemized in detail as to time and materials expended on the proceedings.

          4.11 Employees. Seller shall terminate the employment of all of its employees as of the Closing Date. Not less than fifteen (15) days prior to the Closing Date, Buyer shall notify Seller of all employees of Seller whom Buyer intends to employ after the Closing Date.

     5. REPRESENTATIONS AND WARRANTIES. In order to induce the Buyer to enter into this agreement, the Seller hereby warrants and represents to the Buyer in addition to any other representations and warranties contained in this Agreement, that the following warranties and representations are true now and will be true at Closing:

          5.1 Seller's Authority For Binding Agreement. Seller is a duly organized and existing limited partnership formed under the laws of Wisconsin, and is duly qualified to conduct business in the State in which the Premises are located. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental or quasi-governmental authority applicable to Seller. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any provision or of any other agreement, document or instrument to which Seller is a party or by which it or the Premises is bound. Seller shall deliver to Buyer such documentation as Buyer may reasonably request to evidence the foregoing, including, without limitation, the items identified in
Section 12 of this Agreement.

          5.2 Employment on "At-Will" Basis. All persons and entities presently employed in connection with the operation and maintenance of the Premises are employed on an "at will" basis; are dischargeable upon no more than thirty (30) days notice, and, shall be terminated by Seller as of Closing. To the best of Seller's knowledge, there are no organized labor disputes pending or contemplated pertaining to the operation or maintenance of the Premises or any part thereof. Seller is not party to any collective bargaining agreement or labor contract; nor has Seller agreed to recognize any union or collective bargaining unit.

       10 EXHIBIT 10.7

          5.3 Service Contracts. Exhibit "G" attached hereto is a complete list of all Service Contracts with respect to or affecting the Premises, and except as otherwise disclosed on Exhibit "G", each of such Service Contracts is terminable at will without penalty or cancellation fee upon no more than thirty (30) days notice except for the Agreement with Erin Communications, the agreement with Haas Publishing, and the common laundry room equipment lease with Cleanco (collectively, the "Assumed Agreements") and, unless otherwise directed by Buyer, shall (other than the Assumed Agreements) be terminated by Seller as of Closing. Except as set forth on Exhibit "G", no written notice of default or breach by Seller in the terms of any of such Service Contracts have been received by Seller. To Seller's best knowledge, Seller has performed, and at Closing, shall have performed all obligations which it has under said Service Contracts.

          5.4 Condemnation. To Seller's best knowledge, there is no condemnation or eminent domain proceeding pending with regard to any part of the Property and the Seller does not know of any proposed condemnation proceeding with regard to the Property or any part thereof.

          5.5 No Lawsuits. There are no claims, lawsuits or proceedings pending, or to the best of the Seller's knowledge, threatened in any court or before any governmental agency against or relating to Seller or the Property or which could affect Seller's performance of its obligations or Buyer's rights under this Agreement (whether or not covered by Seller's liability insurance) except for actions for possession, damages and or rent against defaulted tenants as disclosed in Exhibit "D" and the actions disclosed pursuant to Section 7.3.16. Any litigation for eviction of tenants which may be pending as of the Closing Date shall be assumed by Buyer and Buyer shall be substituted for Seller in such actions and Buyer's counsel shall be substituted for Seller's counsel as counsel of record in such actions.

          5.6 No Tax Assessments. To Seller's best knowledge, there are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, there are neither special or general assessments currently affecting or pending against the Property except as set forth in the Title Binder, nor any pending threatened, or proposed changes to public or private roads which provide access or major traffic service to the Premises.

          5.7 Premises Leases. There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises other than the leases (the "Leases") listed on the rent roll which is attached hereto as Exhibit "D" and made a part hereof. The rent roll attached hereto as Exhibit "D" has been prepared by Seller, using its reasonable efforts to identify (i) each unit by number, (ii) each vacancy, (iii) each tenant of the Premises, (iv) the initial date of that tenant's lease, (v) the expiration date of that tenant's lease, (vi) the monthly minimum rental charge, (vii) arrearages, if any and whether the latest rent due has been paid,
(viii) the amount of prepaid rent, if any, and (ix) the amount of the security deposit plus all interest to which the tenant is entitled. The rent roll shall be supplemented by a written disclosure from Seller to Buyer to the extent such information

       11 EXHIBIT 10.7

applies, prepared by Seller, using its reasonable efforts to identify (i) a description of the documents constituting said Tenant's Lease, including all modifications, if different from the Lease Form; (ii) the amount or description of any concessions, allowances, rebates, refunds, refunds, pet deposits, key deposits, cleaning fees, setoffs, reduced rent, escrow or security deposits made by the tenant under said Tenant's Lease;
(iii) any options to renew, extend, purchase, cancel or terminate; (iv) any defaults, outstanding notices of defaults of any kind or nature whatsoever, claims of defaults or similar claim under Leases, (v) whether such tenant is an employee of Seller, (vi) whether such tenant is providing or provided occupancy on a basis other than an individual or family long-term basis, such as in connection with a corporate or company lease arrangement, a short-term basis or a transient basis, (vii) whether landlord is obligated to provide special services to such tenant, such as furnishings, housecleaning, or maid service, and
(viii) such other information as Buyer's lender may request. No tenant has asserted in writing that Seller is in default under any of the Leases or asserted in writing any claim or basis for any claim for free or reduced rent or right of setoff against the landlord or the rent under the Leases, and Seller and its agent have no knowledge of any default or any event which has taken place which, with the passage of time, could become an event of default. Seller has the sole right to collect any rents under the Leases and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller except as additional collateral for the existing mortgage upon the Premises which shall be satisfied at Closing. No holder of any such collateral assignment has asserted or exercised any of its right to collect such rents. Each of the Leases is in the form of the Lease Form, is valid and subsisting and in full force and effect, to Seller's best knowledge the tenant is in actual possession in the normal course and the rents set forth in Exhibit "D" are the actual rents, income and charges being collected by Seller under the Leases. The amount of each security deposit and prepaid rent contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. No tenant or other person has any right or option to acquire the Premises, or any part thereof, or to terminate any of the rights currently appurtenant to the Premises, and there are no restrictive covenants in any leases. No tenant of the Premises under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one
(1) month, except prepaid rent which shall be credited to Buyer at Closing. Except as otherwise set forth on Exhibit "D" no security deposits by tenants have heretofore been returned or applied to charges against the tenants. Seller shall deliver to Buyer at Closing an updated rent roll, certifying the same as true, correct and complete as of the day before Closing. It is understood that Seller has prepared the rent roll in good faith and without any intention to misstate or omit any of the information set forth in the rent roll. However, Buyer acknowledges that the rent roll may contain unintentional errors or omissions and the terms of the Leases shall control with respect to any discrepancies between information set forth in the Leases and information set forth in the rent roll.

       12 EXHIBIT 10.7

          5.8  Compliance with Law.

               (i)  To Seller's best knowledge, but without
independent investigation, the Property and the continued maintenance, operation, and use of them comply with all requirements of federal, state and local law, and all requirements of all governmental bodies or agencies having jurisdiction thereof, including, without limitation, the Fair Housing Act, as amended from time to time; and, there are no outstanding notices of any violations issued by governmental authority having jurisdiction of the Property.

               (ii) To Seller's knowledge, but without
independent investigation, no Hazardous Substances (defined below) and no Wastes (defined below) are present on the Premises and there has been no use of the Premises that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Premises and/or impose, at any time, upon the owner of the Premises any clean-up or other monetary obligation. Seller hereby further represents and warrants that to Seller's best knowledge, but without independent investigation, it has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Wastes or other environmental pollutants or contaminants, and that no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Sellers for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. Seller hereby indemnifies and holds Buyer harmless from (a) any governmental authority, and (b) any other third party, but as to such other third party only for a claim made within the twelve months succeeding Closing, as to any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Premises of Hazardous Substances or Wastes arising prior to the Closing Date. This indemnification shall not apply to any matters which are disclosed in the environmental audit to be obtained by Seller pursuant to this section or as to which Seller leanrs or with reasonable diligence could have been learned of prior to Closing. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in
Section 101(14) of the Comprehensive Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 (14), as amended through the date hereof, all petroleum products and by products, and any other hazardous substances as that term may be further defined in any current applicable federal state or local laws which are in concentrations, quantities or containers which violate applicable laws or require permits, licenses or approvals which have not been obtained to comply with applicable laws; which have not been obtained and excepting elements and compounds which are present or are used in compliance with applicable law and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state or local laws which are in concentrations, quantities or containers which violate applicable

       13 EXHIBIT 10.7

laws or require permits, licenses or approvals which have not been obtained to comply with applicable laws which have not been obtained and excepting elements and compounds which are present or are used in compliance with applicable law. Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller's part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Wastes, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Wastes. Seller represents and warrants that to Seller's best knowledge, without independent investigation, the Premises have not been identified on the federal CERLIS, the National Priorities List (40 C.F.R.
Part 300, App. B) or any state or local list of potential hazardous waste disposal sites. Seller represents and warrants that to Seller's best knowledge, without independent investigation, there are no wetlands or fresh-water wetlands on the Premises as those terms are defined in applicable state and/or federal laws nor are there any other environmental features present on the Premises which would inhibit the continuation of the Current Use (defined below). Without limiting the generality of any other provision of this Agreement, it is specifically understood that Seller has made no independent investigation with respect to any of the representations and warranties set forth in this subsection 5.8. Buyer shall, at its expense, obtain an environmental audit from a reputable consultant, carrying liability insurance of at least $500,000, with respect to the Property during the Inspection Period (as defined below) which audit shall be certified to and may be relied upon by both Seller and Buyer.

          5.9 Insurance. During the inspection period, Seller shall provide Buyer with copies of all insurance policies affecting the Property and the operation thereof. All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder. Seller has not received any written notice from any insurance company board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies which have not been cured or corrected, or (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or (iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage. If assignable, Seller shall at Closing, upon Buyer's prior notice and payment of the pro rata share of the premium, assign such insurance policies to Buyer as the successor owner of the Premises.

          5.10 Current Use is Unrestricted. To Seller's best knowledge, the current use of the Premises is as a 348 unit multi-family project with accessory tennis court, swimming pools, and offstreet parking spaces as represented on the survey
("Current Use").

          5.11 Leasing Commissions. No brokerage or leasing commission or other compensation is will at Closing be due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.

       14 EXHIBIT 10.7

          5.12 All Adequate Utilities. To Seller's best knowledge, without independent investigation, usable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, the Premises and can be used without charge except the normal and usual metered utility charges and water and sewer charges. All of said Utilities are installed and operating and all installation, connection, and "tap-in" charges have been paid for in full.

          5.13 All Permits, Approvals and Certificates. To Seller's best knowledge, without independent investigation, all required certificates of occupancy for each unit at the Property and all other licenses, permits, authorizations and approvals necessary for the operation of the Property have been validly issued and are in good standing and shall remain so upon consummation of Closing. To Seller's best knowledge, without independent investigation, all charges and fees for such have been paid in full.

          5.14 Good Title to Property. Seller holds good and marketable, indefeasible legal title to the Property, free and clear of liens and encumbrances other than the lien of security interests securing any existing mortgage loans, and the Permitted Encumbrances.

          5.15 All Taxes and Assessments Paid. To Seller's best knowledge, Seller will have paid, prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing.

          5.16 FIRPTA. Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code"). In the event that Seller is a "foreign person", or in the event that Seller fails or refuses to deliver the certificate required pursuant to Section
12.2.1.6 hereof, or in the event that Buyer receives notice from any "transferor's agent" or "transferee's agent" (as such terms are defined in Section 1445(d) of the Code) that, or Buyer has actual knowledge that, such certificate is false, Buyer shall deduct and withhold from the Purchase Price a tax equal to 10% thereof, as required by Section 1445 of the Code. In the event of any such withholding, the Closing hereunder shall not be otherwise affected, Buyer shall remit such amount to and file the required form with the Internal Revenue Service, and Seller, in the event of any claimed over-withholding, (i) shall be limited solely to an action against the Internal Revenue Service for a refund, and (ii) hereby waives any right of action against Buyer on account of such withholding.

          5.17 Intentionally omitted.

          5.18 Mechanic's Liens. To Seller's best knowledge, No work has been performed or is in progress at, and no materials have been furnished to the Premises which, though not presently the subject of might give rise to mechanic's, materialmen's, or other liens against the Premises or any portion thereof, except that for which full and complete releases have been obtained. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same or transfer it to a bond pursuant to Florida law.

       15 EXHIBIT 10.7

          5.19 Inventory Schedule. The Schedule of Inventory contains a correct and complete list of personal property owned by Seller and located at or used in connection with the operation of the Property.

          5.20 Correct Copies of Documents. Where copies of any documents have been delivered by Seller to Buyer, pursuant to this Agreement, such copies:

               (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto;

               (ii) to the best of Seller's knowledge,
          constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to the Buyer, are now in full force and effect, and, to Seller's best knowledge, no party thereto is in default and no claim of default by any party has been made or is now pending and there does not now exist any default which, after either the giving of notice or the passing of time, or both, will or may constitute a default, or would excuse performance by any party thereto; and

               (iii)     have not been changed or amended except
          for amendments, if any, specifically referred to therein.

          5.21 As used in this Agreement, the term "to the best of Seller's knowledge" means the actual current recollection of Ronald A. Gargano and Daniel T. Mendicino and does not include constructive knowledge of any matters or information. This term does not imply that Seller has undertaken any independent investigation to determine the existence or absence of any facts or circumstances.

     B. In order to induce the Seller to enter into this Agreement, the Buyer hereby warrants and represents to the Seller, in addition to any other representations and warranties contained in this Agreement, that the following warranties and representations are true now and will be true at Closing: Buyer is a duly organized and validly existing trust formed under the laws of Pennsylvania and is duly qualified to conduct business in the State in which the Premises are located. Buyer has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Buyer is authorized to do so. This Agreement is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agent or other governmental or quasi-governmental authority applicable to Buyer. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any provision of any other agreement, document or instrument to which Buyer is a party or by which it or the Premises is bound. Buyer shall deliver to Seller such documentation as Seller may reasonably request to evidence the foregoing.

       16 EXHIBIT 10.7

     6. POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases, on the Closing Date by delivery of keys thereto on the Closing Date.

     7.   BUYER'S INSPECTION AND APPROVAL.

          7.1 Title Binder. Within seven (7) days after the date of this Agreement, Seller shall deliver a title commitment ("Title Binder") from the Title Company together with true, correct and legible copies of all recorded documents listed as exceptions therein (collectively the "Backup Documents"). Buyer shall have until the Inspection Period Expiration Date (as hereinafter defined) to examine the condition of title and the terms and provisions of all said items, documents and Survey, and to approve or disapprove the same. If Buyer shall disapprove the condition of title, Buyer shall notify Seller of such disapproval ("Disapproval Notice") of the condition of title to the Premises or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer ("Title Objections"). Subject to the provisions of the succeeding portion of this Section 7.1, Seller shall have the right by written notice to Buyer within three (3) business days of the receipt of Disapproval Notice to elect to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing, provided such cure must be completed within forty-five (45) days after the date of its receipt of the Disapproval Notice ("Title Cure Expiration Date"). At any time during the forty-five (45) day cure period, Seller may advise Buyer in writing that Seller has determined that it will be impractical (for economic or other reasons) to cure or eliminate the objections. In such event, or if Seller fails or is unable to cure or remove such objections within the thirty (30) day cure period, Buyer, as Buyer's sole option, may, within three (3) business days thereafter, advise Seller in writing that Buyer has elected either to (i) accept title to the Premises in its then existing condition, on a Closing Date no earlier than ten (10) days after such notice, or such earlier date as Buyer may designate or (ii) terminate this Agreement, in which event the Deposit shall be refunded to Buyer and thereafter this Agreement will be null and void and the parties will have no further rights or obligations hereunder, except with respect to obligations which expressly survive the termination of this Agreement. If Buyer fails to give written notice of its election as and when required, Buyer shall be deemed to have elected option (ii). If Buyer declines or fails to object to any condition of title during the Inspection Period, Buyer will be deemed to have accepted and approve the form and substance of the Title Binder and the Survey and the title to the Premises.

          7.2 Survey. Buyer may obtain a current survey (the "Survey") of the Premises prepared by a duly licensed land surveyor reasonably acceptable to Seller. Seller shall cooperate with Buyer in the ordering and preparation of the Survey. Buyer shall have until the Inspection Period Expiration Date in which to examine the Survey and to approve or disapprove the same. If Buyer shall disapprove of anything shown on the Survey, Buyer shall notify Seller of such disapproval in the manner provided in
Section 7.1 on or prior to the Inspection Period Expiration Date. In such event, any such matters shall be treated in the same manner as Title Objections pursuant to Section 7.1.

       17 EXHIBIT 10.7

          7.3 Physical and Financial Inspection. For the period ("Inspection Period") from the date hereof until 5:00 P.M. on June 30, 1994 ("Inspection Period Expiration Date"), Buyer shall have the right to have performed a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto, and Seller shall cooperate with Buyer and shall furnish or make available for its inspection and photocopying to Buyer such information, materials and documents as Buyer may reasonably request and shall have its accountant available throughout such period to assist in Buyer's inspection and review. The inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, environmental inspections, reviews and assessments that Buyer deems appropriate. Seller shall provide sufficient staff for Buyer to gain entry to inspect all units and other portions of the Property from time to time. If Buyer, in Buyer's sole judgment, shall find such inspection to be unsatisfactory for any reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and, upon such termination, the Deposit shall be immediately returned to Buyer and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement. Buyer agrees that it shall not unreasonably interfere with Tenants in performing its inspection. In connection with such inspection, and without limiting the generality of Seller's obligations hereunder, Seller agrees to deliver to Buyer or, except as otherwise specifically required, make available to Buyer for its inspection and photocopying, within five (5) days after the date hereof, the following items, and such other items as Buyer may reasonably request, in the forms herein set forth, in each case certified by Seller as being true, correct and complete:

               7.3.1 Leases. Seller shall deliver all the cover pages of all Leases as of the date hereof, and shall make available the balance of the Leases, all tenant work orders, including a list of those which have not been completed and are more than 48 hours old, Property and tenant repair records, tenant files and tenant correspondence;

               7.3.2 Contracts, Licenses, Documents. Seller shall deliver to Buyer all Service Contracts, and to the extent same are either in Seller's possession or readily available to Seller, copies of the Contract Documents, and the Licenses, including, without limitation, all building permits, certificates of occupancy, insurance policies applicable to the Property non-Federal (state, county, municipality) environmental (including wetlands) applications, permits and approvals and any other documents evidencing rights described in Section 1.2 hereof;

               7.3.3 Utility Costs. Seller shall deliver copies of vendor invoice summaries and payments for the last 12 months and will make available computer files for the last 3 years of electricity, storm water discharge, sanitary sewer discharge, water bill and all of other such bills in Seller's possession;

       18 EXHIBIT 10.7

               7.3.4 Schedule of Inventory. Seller shall deliver a schedule of inventory of the Property, to Seller's knowledge, including, without limitation, (i) the typical size and typical features of each of the 348 residential units' refrigerators, air conditioners, hot water heaters, stoves, washing machines, garbage disposals and trash compactors, (ii) all tools, furniture, fixtures, machinery, and equipment used in connection with the Premises, and (iii) recreational, fitness, pool and jacuzzi furniture and equipment, and copies, to the extent in Seller's possession of invoices, bills of sale, and other evidence supporting the Schedule of Inventory;

               7.3.5     Three Year's Maintenance Expenses.
Seller shall deliver operating statements, including maintenance expenses for 1992 through the present;

               7.3.6 Two Years' Tax Bills. Seller shall deliver copies of all tax bills and assessments applicable to the year 1992 and 1993, including real estate, personal property, use and occupancy, business privilege and others related to the Property, as well as assessed values, millages, and taxes on the Premises;

               7.3.7     Three Years' Operating Statements.
Seller shall deliver all of Seller's operating statements related to the Property for the years 1992 through the present, and income tax returns for 1991 through the present;

               7.3.8 Schedule of Violations. Seller shall deliver a schedule setting forth to Seller's best knowledge all material violations of any law, ordinance, regulation, rule or requirement of any governmental body having jurisdiction, or public or private restrictions whether existing or prospective, of which Seller has received written notice, issued or noted during the past three years, and copies of any notices, terminations or correspondence relating to the past four municipal inspections;

               7.3.9     Schedule of Notices.  Seller shall
deliver a schedule setting forth to Seller's best knowledge any written material demands, requests, requirements or recommendations, with copies attached, regarding the operation, maintenance, repair or replacement of the Property or any portion thereof, of which Seller has received notice during the past three years, from any governmental body, the holder of any mortgage or deed of trust, any insurance company or any board of fire underwriters, any real estate associations, dominant estate holder or like entity, and will make available to Buyer copies of all correspondence relating thereto.

               7.3.10 Schedule of Required Improvements. Seller shall deliver a schedule setting forth to Seller's best knowledge all notices of outstanding private or public requirements to perform curbing, re-curbing, paving, re-paving, or other construction or improvements, or any other special assessments, and will make available to Buyer copies of such notices for the past three years.

               7.3.11  Schedule of Replacements and Repairs.
Seller shall deliver any documentation in Seller's possession of replacements and repairs to the Property commencing with Seller's acquisition of the Property.

       19  EXHIBIT 10.7

               7.3.12 Zoning, Site Plan, Subdivision Plan or Plat. To the extent in Seller's possession, Seller will make available all conditional and permanent zoning, site plan, subdivision, building, housing, safety, fire and health approvals, including, without limitation, the local governmental applications, resolutions and approvals supporting the same.

               7.3.13 Planned Developments. To the extent in Seller's possession, Seller will make available all permits, licenses, and approvals under any master plan development association, whether homeowners association or otherwise, relating to the continued operation and use of the premises and its appurtenances (including recreational facilities, food concessions, parking facilities, water bodies, canopies, etc.) and the conditions and fees for the transfers.

               7.3.14 Takings or Changes. Seller will make available copies of written notices to Seller of proposed or threatened takings or changes with respect to the land or major access roads within a reasonable radius which would affect the access to the Premises by prospective occupants.

               7.3.15   Tax Assessments, Appeals and Increases.
Seller will make available copies of written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises.

               7.3.16 Litigation. Seller shall deliver copies of all pending and written notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property or this transaction.

               7.3.17 Insurance Policies. Seller shall deliver copies of all insurance policies of Seller related to the Property.

               7.3.18 Schedule of Employees. Seller shall deliver a schedule of all current employees of the Property, setting forth the name, residence, salary, hourly wages, benefit package, bonuses, and other prerequisites of their employment.

               7.3.19    Crime History Report.  Seller shall
deliver a crime history report of the Premises for the past three years as provided by the City of Pembroke Pines.

          7.4  Intentionally omitted.

          7.5 Buyer's Indemnity for Inspection. Buyer shall cause all operations performed during the Inspection Period to be conducted so as not to unreasonably interfere with the operations on the Property. Buyer shall, at Buyer's expense, restore the Property to its condition prior to Buyer's entry. All information furnished by Seller to Buyer and obtained by Buyer in the course of its investigations shall be treated by Buyer as confidential information, with the same level of confidentiality as Buyer treats its own confidential information. Buyer agrees to indemnify and save harmless Seller, its partners and their officers, employees, directors and agents, against and from all liabilities, damages, claims, costs and expenses, which may be imposed upon or incurred by or asserted against Seller by reason of any act of Buyer or any of its agents, contractors, servants,

       20 EXHIBIT 10.7

employees, subtenants, licensees or invitees occurring on the Property during Buyer's inspection of same. If any claim, action or proceeding shall be made or commenced, as the case may be, against Seller as to which the indemnification provided for in this Section may be applicable, Seller shall give Buyer prompt notice thereof and shall afford Buyer the opportunity, at Buyer's sole cost and expense, to resist or defend against such claim, action or proceeding by counsel selected by Buyer, subject to Seller's approval, not to be unreasonably withheld, provided that Buyer shall within thirty (30) days of notice of any such claim, action or proceeding, notify Seller of its election so to resist and defend, and Seller shall not settle the same without Buyer's consent, which shall not be unreasonably withheld. The provisions of this Section shall survive Closing or termination of this Agreement.

          7.6 Termination of Agreement. Upon the termination of this Agreement, pursuant to this Section 7 or for any other reason whatsoever, Buyer will return to Seller plans, insurance binders, and surveys provided by Seller to Buyer.

     8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for twelve months. Seller shall be liable for any breach of warranty or representation contained in this Agreement which results in damages in excess of $50,000, such liability limited to actual damages not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, Seller will not be liable for breaches of warranty or representation as to Service Agreements except for damages suffered by Buyer from third parties after a final adjudication of such issues. Any claim by Buyer with respect to any representations and warranties of Seller set forth in this Agreement which is not made within twelve (12) months of the Closing Date shall be barred. Seller will not be responsible for any alleged breach of a warranty or representation contained in this Agreement if Buyer received information prior to Closing from which it determined or could have determined with reasonable diligence that the representation or warranty was untrue. Except as expressly set forth in this Section, the acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation on the part of the Seller to be performed pursuant to the provisions of this Agreement (including, but not limited to, all liability with respect to any representations or warranties made on behalf of Seller as set forth in this Agreement), except those which are specifically described in this Agreement as surviving the Closing and delivery of the Deed under this Agreement.

     9.   FIRE OR OTHER CASUALTY.

          9.1 Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal
Property as set forth in Exhibit "H".

          9.2 Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $250,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force.

       21 EXHIBIT 10.7

          9.3 Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $250,000 (as established by good faith estimates obtained by Buyer), Buyer may within 10 days after receipt of notice ("Damage Notice") of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller ("Buyer's Notice of Election"), and if this Agreement is so terminated, then the Deposit and all interest accrued thereon shall be paid to Buyer, and thereafter neither party shall have any further liability hereunder thereafter. If Buyer does not so terminate this Agreement it shall remain in full force and effect, and Buyer shall accept the Property at Closing as so damaged.

          9.4 Closing After Substantial Damage. So long as this Agreement shall remain in force under Section 9.2 or 9.3 then either (a) (i) all proceeds of insurance collected prior to Closing (plus the amount of deductible under Seller's insurance policy) shall be adjusted subject to Buyer's approval and participation in any adjustments and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing less any amounts expended by Seller in connection with repairs, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing, or (b) Seller, by its written notice to Buyer within ten (10) days after either (y) receipt of Buyer's Notice of Election not to terminate or (z) the absence of such receipt within twenty days after Seller's Damage Notice, shall (i) restore the Property by Closing to its condition immediately preceding the casualty, subject to the approval of Buyer and Buyer's lender, if any, that the Property can be restored by such time, (ii) remain liable for any damages resulting from the failure to complete the repair by Closing and
(iii) include Buyer in, and obtain Buyer's approval to, any adjustments made by Seller.

          9.5 Rent Insurance. All rental loss insurance and the proceeds thereof shall be allocated to Seller for any period prior to Closing and to Buyer for any period subsequent to Closing shall be paid or assigned to Buyer at Closing.

     10. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's reasonable opinion, materially adversely affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within ten (10) days after the date upon which the Buyers receive written notice of such eminent domain proceedings. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated and Closing is completed, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

       22 EXHIBIT 10.7

     11.  EXPENSE ALLOCATIONS.

          11.1 Seller shall pay all recording fees and similar expenses related to the execution, delivery and recording of the Deed, Bill of Sale, and other Closing Documents. Whether Closing occurs hereunder or not, Seller shall pay for one-half the cost of the Survey.

          11.2 Whether Closing occurs hereunder or not, Buyer shall pay for one-half of the cost of the Survey. Buyer shall pay for its consultant's performing the inspections described in
Section 7.3 of this Agreement. Only if Closing occurs hereunder, Buyer shall pay for the title expenses, including owner's Title Policy premium at the minimum promulgated rate, the Ragland & Associates, Inc. broker fee of $648,000, and the documentary stamps to be affixed to the deed for recording.

          11.3 Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

     12.  CLOSING.

          12.1 Time and Date and Place. The Closing on the sale of the Property (herein referred to as the "Closing") shall take place no later than August 1, 1994 ("Closing Date") by mail or, as specified by Buyer in writing to Seller at least ten (10) days prior to the specified Closing Date, at such earlier date and by meeting at either the offices of Seller or Seller's counsel, commencing at 10:00 a.m.

          12.2 Documents. Prior to Closing, the parties indicated shall simultaneously execute and deliver the following:

               12.2.1    Seller's Documents and Other Items.
Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                    12.2.1.1  Deed.  A special warranty deed (the
"Deed"), conveying the Premises to Buyer, duly executed for recording;

                    12.2.1.2  Bill of Sale.  A bill of sale
prepared by Seller's counsel in form reasonably satisfactory to Buyer, duly executed by Seller, assigning, conveying and transferring to Buyer, all of the Tangible Personal Property, without representation, recourse, or warranty as to the quality of such property.

                    12.2.1.3  Original Leases.  All Leases,
tenant files, tenant correspondence and repair records.


                    12.2.1.4  Original Licenses, Contract
Documents and Other Personal Property.  All Licenses, Contract
Documents, Service Contracts and other Personal Property described in Section 1.2 of this Agreement in Seller's possession.

                    12.2.1.5  Assignment of Leases.  An
assignment and assumption agreement (the "Assignment") prepared by Seller's counsel in form reasonably satisfactory to Buyer, duly executed by Seller and Buyer, assigning, conveying and transferring to Buyer the Personal Property, the Leases, including without limitation the security deposits, and the Name

       23 EXHIBIT 10.7

that are assignable according to their terms, including Buyer's assumption of and indemnity of Seller for the obligations and liabilities arising thereunder from and after the Closing Date, and Seller's indemnity of Buyer from obligations and liabilities thereunder arising prior to the Closing Date.

                    12.2.1.6  FIRPTA Certificates.  Certificates
required under Section 1445 of the Code.

                    12.2.1.7  Tenant Letter.  Letters to each
tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form reasonably satisfactory to Buyer, attached as Exhibit "J" ("Tenant Letter").

                    12.2.1.8  Intentionally omitted.

                    12.2.1.9 Title Insurance Certificates. Such affidavit of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Premises as set forth in Section 3, and to provide affirmative endorsements for (a) no mechanic's liens, (b) environmental endorsement 8.1,
(c) removal of any exceptions for matters which an accurate survey would disclose, and (d) such endorsements as Buyer may reasonably request and which are available in Florida.

                    12.2.1.10 Updated Rent Schedule. An updated schedule of Tenant Leases, containing all information required to be set forth in Exhibit "D", which schedule is correct and complete as of the date of closing.

                    12.2.1.11 Seller Certificate. A written certification confirming that as of Closing no representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

                    12.2.1.12 Organization Certifications.
Confirmation of the good standing and existence of Seller and Seller's partners that are not individuals and the due authority of those executing for them, including, without limitation, the following documents issued no earlier than 30 days prior to
Closing: (a) good standing certificate in state of organization and in the State in which the Premises are located, (b) articles of incorporation, partnership agreement or other formation instrument certified by the secretary of state of the state of incorporation, (c) a certificate from the secretary of the corporation or managing general partner of the partnership confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                    12.2.1.13 Keys. All keys and combinations to all locks to the Property;

                    12.2.1.14 Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

                    12.2.1.15 Tax Reduction Rights.  An
instrument assigning to Buyer any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

       24 EXHIBIT 10.7

                    12.2.1.16 Seller's General Partner's Change of Name. Seller's general partner, Palms of Pembroke II, Inc., delivery of a counterpart copy of the original name change filed with the Florida Secretary of State, so that its name will no longer be associated with the Name.

                    12.2.1.17 Intentionally omitted.

                    12.2.1.18 Intentionally omitted.

                    12.2.1.19 Assignment of Intangible Personal
Property. An Assignment and Assumption Agreement prepared by Seller's counsel in form reasonably satisfactory to Buyer, duly executed by Seller and Buyer, assigning, conveying, and transferring to Buyer the Personal Property, other than the Tangible Personal Property, that is assignable according to its terms, including the Assumed Agreements and containing Buyer's assumption of and indemnity of Seller for the obligations and liabilities arising thereunder from and after the Closing Date, and Seller's indemnity of Buyer from obligations and liabilities thereunder arising prior to the Closing Date.

                    12.2.1.20 Intentionally omitted.

               12.2.2    Buyer's Documents.  Buyer shall deliver
or cause to be delivered to Seller:

                    12.2.2.1  Balance of Purchase Price.  The
amounts required to be paid to Seller pursuant to this Agreement;

                    12.2.2.2  Intentionally omitted.

                    12.2.2.3  Secretary's Certificate.
Secretary's certificate of the good standing and existence of Buyer and the authority of those executing for them.

                    12.2.2.4  Security Deposit Receipt.  A
receipt for all security deposits in accordance with Florida law.

               12.2.3 Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing either (a) the Title Policy, in the form required by
Section 3, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than those which Buyer shall take subject to pursuant to Section 3 hereof, or (b) a marked Title Binder initialed and signed by the Title Company insuring Buyer's fee in accordance with the terms of this Agreement and a commitment to have the Title Policy issued by the Title Company pursuant to the Title Binder as soon as possible after the Closing in accordance with the requirements of Section 12.2.3(a).

               12.2.4    Necessary Documents.  Buyer and Seller
shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

       25 EXHIBIT 10.7

     13.  DEFAULT REMEDIES

          13.1 Seller's Default. Except to the extent otherwise provided in this Agreement, in the event that any of Seller's representations, warranties or covenants contained in this Agreement are untrue in any material respect or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, then Buyer may, at its option, rescind this Agreement by giving written notice of such rescission to Seller and Seller shall immediately thereafter return the Deposit and thereupon the parties shall have no further liability to each other hereunder. In the alternative, but without limiting Buyer's right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement.

          13.2 Damages for Seller's Default. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled to seek damages (in addition to the remedies provided for in paragraph 13.1), in the event that (i) specific performance is not effectively available to Seller because of acts or omissions by Seller which affect title to the Premises and (ii) any of Seller's (a) representations or warranties contained in this Agreement are intentionally untrue, or (b) covenants or agreements contained in this Agreement are not performed as and, when required to be performed due to Seller's willful misconduct, malicious acts, or bad faith.

          13.3 Liquidated Damages for Buyer's Default. Buyer recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit, as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

     14.  CONDITIONS PRECEDENT TO CLOSING.

          The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

          14.1 Correctness of Warranties and Representations. The warranties and representations made by Seller in this Agreement shall be true in all material respects on the Closing Date as though such representations and warranties were made on the Closing Date (except for changes in the Leases permitted under the terms of this Agreement).

       26 EXHIBIT 10.7

          14.2 Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

          14.3 Buyer's Satisfaction with Inspection. Buyer shall have notified Seller of Buyer's satisfaction with the inspections performed under Section 7 of this Agreement, or shall fail to notify Seller by June 30, 1994 of Buyer's dissatisfaction with the results of such inspection.

     15.  PRORATIONS.

          15.1 Operating Expenses. The following items shall be prorated at Closing as of close of business of the day immediately preceding Closing ("Adjustment Date"):

               15.1.1    Rents.  Rents collected under the
Leases, and rent tax applicable thereto, if any, shall be apportioned on the Closing Date pro rata on a per diem basis as if rents were collected as of the Adjustment Date and the portion thereof allocable to any period from and after the Closing Date shall be paid or credited to Buyer at Closing. If any tenant is in arrears in the payment of rent or additional rent on the Closing Date, and such tenant's lease is terminated within twelve months after the Closing Date, Buyer shall apply the rents it receives from such tenant, including the security deposit held for such tenant in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after Closing, then (b) to Seller for all rent in arrears prior to the Closing Date; and then (c) to Buyer with no further claim by Seller thereto. Except as herein provided, Buyer has the sole right (but not any obligation) to collect rents in arrears from tenants, whether for the benefit of Seller or otherwise. Except as otherwise provided herein for payments by Buyers. Seller shall have no claim to rents collected after the Closing Date.

               15.1.2    Taxes.  Real estate and personal
property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

               15.1.3    Intentionally omitted.

               15.1.4 Water, Sewer and Other Utility Charges. If the companies providing utility services other than gas, make a final reading and transfer service as of the Adjustment Date, there will be no proration; otherwise, utility (except gas) charges will be prorated on the basis of the most recent bills available, but if there are meters on the Property, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the Adjustment Date, or if not so obtainable, to a date not more than thirty (30) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount

       27 EXHIBIT 10.7

determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

               15.1.5    Assigned Contracts.  Amounts paid or
payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

               15.1.6 Gas. If the utility company providing such gas service will make a final reading and transfer service as of the Adjustment Date, there will be no proration; otherwise, fuel, if any, based on meter readings or a fuel company letter showing measurement no more than two (2) days prior to the Adjustment Date and valued at current prices.

               15.1.7 Security Deposits. Buyer shall receive a credit against the Purchase Price in an amount equal to all Tenant security deposits and prepaid rent and accrued interest to which Tenants may be entitled which Seller is holding pursuant to the Leases which are to be assigned to Buyer at the time of Closing.

          15.2 Assessments. If at Closing the Premises or any part thereof shall be affected by a pending or current special assessment, then for purposes of this Agreement, all such assessments, including, without limitation unpaid installments of any such assessments, shall be paid and discharged by Seller at Closing, if work has commenced with respect thereto prior to Closing; provided, however, if the assessment is more than $10,000 then Seller can elect to cancel this Agreement by prompt written notice to Buyer, provided, however, Buyer may reinstate Seller's obligations under this Agreement by prompt written notice to Seller of Buyer's waiver of Seller's liability for such assessment. Pending liens as of the Closing Date for assessments related to work which has not been commenced prior to Closing shall be assumed by Buyer. Pending liens for which Seller shall, at Closing, be responsible will be initially charged at an amount equal to the last estimate of the assessment for the improvement by the public body.

          15.3 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid by wire funds at Closing.

          15.4 Schedule of Prorations. The parties shall endeavor to jointly prepare a proposed schedule of prorations no less than five (5) days prior to Closing.

          15.5 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

     16. BROKERS. Buyer and Seller hereby represent and warrant to each other that they have not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement except that Seller has dealt with Ragland and Associates, Inc., and Buyer has dealt with Igor Altern, originally of Capital Alliance, and that they have not had any dealings with any other person which may entitle that person to a fee or commission. Buyer shall be responsible for any fee or

       28 EXHIBIT 10.7

commission due to Igor Altern or Capital Alliance, and a fee of $648,000 to Ragland & Associates, Inc. Seller shall be responsible for any other fee or commission due to Ragland & Associates, Inc. Buyer shall indemnify Seller from any claims by Igor Altern, Capital Alliance, the $648,000.00 due to Ragland & Associates, Inc., or any other party claiming to have dealt with Buyer with respect to this transaction. Seller shall indemnify Buyer against any claims by Ragland & Associates, Inc. for a commission in excess of $648,000.00 or for any claims made by third parties claiming to have dealt with Seller with respect to this transaction. The indemnifications set forth in this Section shall include any and all costs, losses, or damages sustained by the indemnified party including attorneys' and paralegals' or legal assistants' reasonable fees incurred in connection with any such claim, whether or not suit is brought and through and including all post judgment and appellate levels.

     17. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

          17.1 Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

          17.2 Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party Certified Mail, Return Receipt Requested. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within fifteen (15) days after the mailing of such copy to it Certified Mail, Return Receipt Requested, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

          17.3 Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 17.2 above of this Section and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court an action for interpleader in Broward County, Florida, or to hold the same pending the unanimous direction of Buyer and Seller or an order of Court.

          17.4 Escrow Agents Rights and Liabilities. Nothing herein contained shall prohibit or prevent Escrow Agent from representing Buyer in any capacity either before or after such funds have been deposited in Court as aforesaid. Escrow Agent shall not, as such, be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by

       29 EXHIBIT 10.7

the proper person, and shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for the Escrow Agent's own willful default or gross negligence. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and seller, and, if the Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to 17.3 of the above Section and may decline to take any other action.

     18.  GENERAL PROVISIONS.

          18.1 Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when sent by (i) nationally recognized overnight courier, (ii) facsimile with original following by regular mail, or (iii) United States certified mail, postage prepaid, addressed as follows:

               18.1.1    If to Buyer, addressed to:

                         Pennsylvania Real Estate Investment Trust
                         455 Pennsylvania Avenue
                         Fort Washington, Pennsylvania 19034
                         Attention:  Jeffrey A. Linn, Vice President
                         FAX:  (215) 542-9179

                         with a courtesy copy to:

                         Gregory G. Gosfield, Esquire
                         Cohen, Shapiro, Polisher,
                           Shiekman and Cohen
                         22nd Floor, PSFS Building
                         Philadelphia, PA  19107
                         FAX:  (215) 592-4329

               18.1.2    If to Seller, addressed to:

                         Pembroke Associates Limited Partnership
                         902 Clint Moore Road, Suite 104
                         Boca Raton, FL 33487
                         FAX: (407) 241-9151

                         with a courtesy copy to:

                         Arthur J. Menor, Esq.
                         Shutts & Bowen
                         Suite 1000
                         Esperante Building
                         222 Lakeview Avenue
                         West Palm Beach, FL 33401
                         FAX: (407) 650-8530

       30 EXHIBIT 10.7

               18.1.3    If to Escrow Agent, addressed to:

                         Gregory G. Gosfield, Esquire
                         Cohen, Shapiro, Polisher,
                           Shiekman & Cohen
                         PSFS Building, 22nd Floor
                         12 S. 12th Street
                         Philadelphia, PA   19107

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

          18.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          18.3 Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

          18.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

          18.5 No Recording. Neither this Agreement nor any notice of it shall be recorded in any public records and the execution of this Agreement and the payment of monies under this Agreement shall not create any equitable interest or title, lien or lien right in favor of the Buyer, the Buyer hereby expressly waiving and relinquishing any such equitable interest or title. Any attempt at recordation shall be a nullity and shall constitute a material breach of this Agreement. This provision shall survive the closing of title hereunder.

          18.6 Tender. Tender of Deed by Seller and the tender by Buyer of the Purchase Price at Closing, are hereby mutually waived, but nothing herein contained shall be construed as a waiver of Seller's obligation to deliver the documents required at Closing or the concurrent obligation of Buyer to pay the Purchase Price.

          18.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

       31 EXHIBIT 10.7

          18.8 Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Article shall survive the Closing.

          18.9 Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States, Florida, or Pennsylvania, the time for such performance will be extended to the next succeeding business day.

          18.10 Assignment of Agreement. Buyer will have the right to assign this Agreement and the Deposit upon giving Seller five days' notice of such assignment prior to Closing. No permitted assignment of Buyer's rights under this Agreement will be effective against Seller unless and until an executed counterpart of the instrument of assignment will have been delivered to Seller and Seller will have been furnished with the name and address of the assignee. The term "Buyer" will be deemed to include the assignee under any such effective assignment. No such assignment will relieve Buyer of its obligations hereunder.

          18.11 Effective Date. Whenever the term or phrase "effective date hereof" or "date hereof" or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which the last party to execute this Agreement so executes it.

          18.12 Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer. Thereafter, this Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

          18.13     Trustee Exculpation.  The name and
designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assumes any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

       32 EXHIBIT 10.7

          18.14 Enforcement Costs. In connection with any suit, action, or other proceeding, including arbitration or bankruptcy, arising out of or in any manner relating to this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys', paralegals' and/or legal assistants' fees and disbursements (including disbursements which would not otherwise be taxable as costs in the proceeding) and expert witness fees through and including all post-judgment and appellate levels.

          18.15 Jurisdiction and Venue. The parties hereby irrevocably consent that any legal action or proceeding arising out of or in any way connected with this Agreement may be instituted or brought in any court (federal or state) located in Broward County, Florida and hereby irrevocably submit to the jurisdiction of such court in any such legal action or proceeding. In addition, the parties irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings in the aforesaid courts and hereby further irrevocably and unconditionally waive the right to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          18.16 Radon Gas. Florida law requires the inclusion of the following notification in connection with any Florida real estate transaction involving the occupancy of a building: "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit." Seller shall allow Buyer or Buyer's representative to test for radon gas in any or all of the units or other portions of the property and to post pre-testing notices informing Tenants of its intention to perform such testing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SELLER:  PEMBROKE ASSOCIATES LIMITED    BUYER:  PENNSYLVANIA REAL
       PARTNERSHIP, by all of its                  ESTATE INVESTMENT
       General Partners                            TRUST

     PALMS OF PEMBROKE II, INC.              BY: /s/ Jonathan B. Weller
                                                ---------------------------
                                                Jonathan B. Weller, Trustee
     By: /s/ Ronald A. Gargano
        ----------------------               BY: /s/ Robert G. Rogers
              President                           --------------------------
                                                 Robert G. Rogers, Trustee
     Attest:
            ----------------------
                    Secretary

     GMP PEMBROKE, INC.

     By: /s/ Ronald A. Gargano
         --------------------------

    Attest:
            --------------------------

Agreed to by Escrow Agent with regard
to the obligations, terms, covenants
and conditions contained in this
Agreement relating to Escrow Agent.

Cohen, Shapiro, Polisher,
  Shiekman & Cohen

By: /s/ Gregory G. Gosfield
    ---------------------------------

       33 EXHIBIT 10.7

                        AMENDMENT NO. 1
                 TO PURCHASE AND SALE AGREEMENT
                    FOR THE PALMS OF PEMBROKE


     This Amendment Agreement is made this 28th day of June 1994, between ROBERT G. ROGERS and JONATHAN B. WELLER, as Trustees, and on behalf of all other Trustees of the Pennsylvania Real Estate Investment Trust, pursuant to the Trust Agreement last amended and restated as of December 16, 1987 and recorded in the Office of the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, Page 1463, designated as Pennsylvania Real Estate Investment Trust, or its nominee or assignee having its principal office at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034 ("Buyer"), and PEMBROKE ASSOCIATE LIMITED PARTNERSHIP, a Wisconsin limited partnership authorized to transact business in Florida as PEMBROKE ASSOCIATES LIMITED PARTNERSHIP OF WISCONSIN, having its principal office at 902 Clint Moore Road, Suite 104, Boca Raton, FL 33487 ("Seller").

                           BACKGROUND

     A. Buyer and Seller entered into a certain Purchase and Sale Agreement last executed the 10th day of May, 1994.

     B. The capitalized terms used in this Amendment shall have the same meanings as in the Agreement, unless otherwise defined herein, or the context of the Amendment clearly requires otherwise.

     C. The Buyer and Seller desire to amend certain provisions of that Agreement as set forth herein.

                      TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding background paragraphs incorporated by reference, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Section 2.1 is amended to delete the amount "Twenty
Million Seven Hundred Forty-six Thousand Five Hundred Dollars
($20,746,500)" and insert in its stead the amount "Twenty Million
Four Hundred Ninety-six Thousand Five Hundred Dollars
($20,496,500)".

     2.   Section 2.2.2 is amended to delete the amount
"$20,546,500" and insert in its stead the amount "$20,296,500".

     3. Section 4.1 is amended to delete from the first sentence the language "in the same fashion as performed for buildings painted within such period and, in accordance with the same schedule currently being followed by Seller (accordingly, four buildings will not be painted and their landscape will not be restored prior to the Closing Date)" and insert in its stead the following clause: "such that all buildings will have roofs cleaned, exteriors painted, and ancillary landscaping restored within the twenty four months prior to the Closing Date, including the four buildings which were previously intended to remain unpainted and their landscapes unrestored; seal and restripe all vehicular access and parking areas throughout the Property;"

       34 EXHIBIT 10.7

     4. Section 8 is amended by deleting the second sentence and substituting in its place the following: "Seller shall be liable for any breach of warranty or representation contained in this Agreement which results in damages in excess of $50,000, such liability limited to actual damages not to exceed $500,000 in the aggregate for the first sixty days after Closing, and thereafter reduced to $300,000 until the end of the twelfth month after Closing; provided, however, Seller will not be liable for breaches of warranties or representations as to Service Agreements except for damages suffered by Buyer from third parties after a final adjudication of such issues."

     5. Section 11.2 is amended to delete the amount "$648,000" and substitute in its stead the amount "$615,000".

     6. The reduction in the Purchase Price reflected in Paragraph 1 of this Amendment is in consideration for issues raised by Buyer with respect to the presence of radon gas at the Property. In consideration of the reduction in the Purchase Price, Buyer hereby releases Seller of and from any and all liability of any type or nature arising out of or in connection with the presence of radon gas at the Property including, but not limited to, any claims relative to radon which Buyer may make with respect to breaches of representations and warranties in the Agreement, any claims for a further reduction of the Purchase Price, or any claims pursuant to Section 8 of this Agreement; provided, however, such disclaimer and waiver shall not affect Seller's obligations to indemnify and hold Buyer harmless from
(a) any governmental authority, and (b) any other third party, but as to such other third party only for a claim made within the twelve months succeeding Closing, as to any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment arising from any radon presence, or deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Premises of Hazardous Substances or Wastes arising prior to the Closing Date.

     7. This Amendment is conditioned upon receipt by Seller of the consent of a majority in interest of the limited partners of Seller to this Amendment on or before July 13, 1994. Should Seller be unable to obtain sufficient consents from the limited partners by July 13, 1994, Seller may cancel this Amendment by written notice to Buyer on or before the end of business on July 13, 1994. Should Seller cancel this Amendment, Buyer may cancel the Agreement by written notice to Seller on or before July 20, 1994 and obtain a return of all deposits in which event neither party shall have any further liability under the Agreement except as expressly stated in the Agreement in the event of a termination of the Agreement.

     8. Buyer and Seller hereby warrant and represent, each as to itself, the following:

          (a) The Agreement is binding and enforceable upon it and nothing done pursuant to this Amendment shall affect the binding nature and enforceability of the Agreement.

          (b) It is in full and complete compliance with all of its obligations under the Agreement.

          (c) Except for this Amendment, it has not otherwise amended or modified the Agreement, either orally or in writing, and the Agreement represents the entire agreement between it and the other party with respect to the Property.

       35 EXHIBIT 10.7

          (d) It has no actual knowledge of any default by the other party under the Agreement and it does not have any actual knowledge of any state of facts which, but for the giving of notice and/or the passage of time, would be a default by either party under the Agreement.

     9. Except as otherwise modified hereby, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.

     10. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executives, administrators, successors and assigns. This
Amendment shall not be effective unless signed by all the parties hereto on or before the close of business of June 29, 1994. This
Amendment may be executed in one or more counterparts all of which together shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year written below.

SELLER:  PEMBROKE ASSOCIATES LIMITED    BUYER:  PENNSYLVANIA REAL
      PARTNERSHIP, by all of its                   ESTATE INVESTMENT
      General Partners                             TRUST

     PALMS OF PEMBROKE II, INC.              BY: /s/ Jonathan B. Weller
                                                -------------------------
                                                Jonathan Weller, Trustee

     By:                                     BY: /s/ Robert G. Rogers
        --------------------------               -------------------------
                  President                      Robert G. Rogers, Trustee

     Attest:
            ----------------------
                 Secretary


     GMP PEMBROKE, INC.


     By:
        --------------------------

     Attest:
            ----------------------